Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Kennametal Inc. of our report dated August 12, 2024 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Kennametal Inc.’s Annual Report on Form 10-K for the year ended June 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

November 6, 2024